CONFORMED COPY

Exhibit 4.15

DATED: 1 October 2003

BRITISH ENERGY PLC

BRITISH ENERGY GENERATION (UK) LIMITED

BRITISH ENERGY GENERATION LIMITED

THE OTHER BRITISH ENERGY PARTIES

NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED

(to be renamed Nuclear Liabilities Fund Limited)

THE TRUSTEES

of the Nuclear Trust

AND

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

GOVERNMENT RESTRUCTURING AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(CDR/AAK)

CONTENTS

1.	INTERPRETATION	2

2.	OBLIGATION TO APPROVE SCHEMES AND ENTER INTO NUCLEAR LIABILITlES AGREEMENTS	7

3.	CONDITIONS	9

4.	AMENDMENT OF CREDIT FACILITY AGREEMENT	12

5.	REPRESENTATIONS AND WARRANTIES	12

6.	UNDERTAKINGS	14

7.	BONDHOLDER RESTRUCTURING AGREEMENT, STANDSTILL AGREEMENT AND NEW STANDSTILL AGREEMENT	15

8.	STATE AID APPROVAL	15

9.	LIABILITY	15

10.	REMEDIES AND WAIVERS	15

11.	INVALIDITY	16

12.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	16

13.	FURTHER ASSURANCE	16

14.	ENTIRE AGREEMENT	16

15.	ASSIGNMENT	17

16.	NOTICES	17

17.	COSTS AND EXPENSES	18

18.	COUNTERPARTS	18

19.	CHOICE OF GOVERNING LAW	18

20.	JURISDICTION	18

21.	AGENT FOR SERVICE	19

CONFORMED COPY

GOVERNMENT RESTRUCTURING AGREEMENT

DATE: 1 October 2003

PARTIES:

1.	BRITISH ENERGY PLC of 3 Redwood Crescent, Peel Park, East Kilbride G74 5PR (registered in Scotland No. SC 162273) (“British Energy”);

2.	BRITISH ENERGY GENERATION (UK) LIMITED of 3 Redwood Crescent, Peel Park, East Kilbride G74 5PR (registered in Scotland No. SC117121) (“ BEG(UK)”);

3.	BRITISH ENERGY GENERATION LIMITED of Barnett Way, Barnwood, Gloucester, England GL4 7RS (registered in England No. 03076445) (“BEG”);

4.	THE OTHER BRITISH ENERGY PARTIES set out in Schedule 1 (Other British Energy Parties);

5.	NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED of 16 Rothesay Place, Edinburgh EH3 7SQ (registered in Scotland No. SC164685) (to be renamed Nuclear Liabilities Fund Limited) (“NLF”);

6.	THE TRUSTEES OF THE NUCLEAR TRUST, whose names are set out in Schedule 2 (Nuclear Trustees) (the “Trustees”);

AND

7.	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY of One Victoria Street, London SW1V OHT (the “Secretary of State”).

BACKGROUND

(A)	In 1996 the Secretary of State privatised certain parts of the nuclear generation industry in the United Kingdom through a sale of shares in British Energy.

(B)	To facilitate the privatisation, a segregated fund was established for the purpose of providing arrangements for funding certain nuclear decommissioning liabilities of BEG and BEG(UK), and for this purpose the Nuclear Trust and NLF were established. Each of BEG and BEG(UK) is a subsidiary of British Energy.

(C)

In September 2002, British Energy initiated discussions with the Secretary of State with a view to seeking immediate financial support and to enable a longer term restructuring of the Group to take place. In November 2002, British Energy announced the principles of a restructuring of the Group, which the Secretary of State was willing in principle to support, and which together with other proposals to be agreed between British Energy and certain significant financial creditors, were intended to lead to a solvent restructuring of British Energy. In February 2003 the significant financial creditors agreed between themselves and British Energy, pursuant to a non-binding term sheet, certain principles by which the rights of financial creditors would be restructured.

(D)	The proposals agreed between the Secretary of State and British Energy in connection with the restructuring of British Energy included a change to the manner in which the decommissioning liabilities of the Group are to be funded and a proposal for the funding of certain of the contracted nuclear liabilities of the Group and certain of the uncontracted nuclear liabilities of the Group. These proposals require the parties to enter into the Nuclear Liabilities Agreements (as defined below) if the Restructuring (as defined below) is to become effective.

(E)	This Agreement provides for the circumstances in which the Nuclear Liabilities Agreements will be entered into.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules:

“Adherence Date”	means in relation to Newco 1 and Newco 2 the respective dates of their entering into the undertakings required by clause 2.7;

“Board”	means the board of directors of British Energy from time to time;

“Bondholder Restructuring Agreement”	has the meaning given to it in the Creditor Restructuring Agreement;

“British Energy Parties”	means British Energy, BEG(UK), BEG, and the companies set out in Schedule 1 (Other British Energy Parties);

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London and Edinburgh;

“Conditions”	means the conditions set out in clause 3.1 (Conditions);

“Contribution Agreement”	means the contribution agreement in the agreed form to be entered into between the Secretary of State, NLF, BEG(UK), BEG, Newco 1 and Newco 2 pursuant to which, amongst other things, BEG and BEG(UK) will agree to make certain contributions to NLF;

“Credit Facility Agreement”	means the credit facility agreement dated 26 September 2002 entered into between the Secretary of State, British Energy, the Borrowers as defined therein and the Guarantors as defined therein;

“Creditor Restructuring Agreement”	means the restructuring agreement entered into on the same date as this Agreement by British Energy, certain members of its Group, the consenting EPL Banks, the Significant Creditors, Royal Bank of Scotland PLC, British Nuclear Fuels PLG and the Consenting Bondholders as defined therein;

“Creditors’ Order”	has the meaning given to it in the Creditor Restructuring Agreement;

“Effective Date”	has the meaning given to it in the Creditor Restructuring Agreement;

“EPL Condition”	has the meaning given to it in the Creditor Restructuring Agreement;

“EPL Scheme Order”	has the meaning given to it in the Creditor Restructuring Agreement;

“Escrow Condition”	has the meaning given to it in clause 2.3 (Obligation to enter into Nuclear Liabilities Agreements);

“Group”	means BEG, BEG(UK) and, from time to time, any Subsidiary of BEG or BEG(UK), any Holding Company of BEG and BEG(UK), and any Subsidiary of any such Holding Company;

“Guarantee”	means the guarantee and indemnity to be entered into in the agreed form between the Guarantors as defined therein, BEG(UK), BEG, Newco 1, Newco 2, NLF and the Secretary of State;

“Historic Liabilities Funding Agreement”	means the agreement to be entered into in the agreed form between the Secretary of State, BEG, BEG(UK), Newco 1 and Newco 2 pursuant to which the Secretary of State will agree to meet certain payment obligations of BEG and BEG(UK) under the BNFL Historic Contracts (as defined therein);

“Holding Company”	means:

(A) any holding company within the meaning of section 736 of the Companies Act 1985; and

(B) any parent undertaking (as defined in section 258 of the Companies Act 1985);

“Material Adverse Change”	has the meaning given to it in the Creditor Restructuring Agreement;

“Members’ Order”	has the meaning given to it in the Creditor Restructuring Agreement;

“Members’ Scheme”	has the meaning given to it in the Creditor Restructuring Agreement;

“NDA Termination Deed”	has the meaning given to it in the Creditor Restructuring Agreement;

“NDF Articles”	has the meaning given to it in the Creditor Restructuring Agreement;

“New Bond Term Sheet”	has the meaning given to it in the Creditor Restructuring Agreement;

“New Standstill Agreement”	has the meaning given to it in the Creditor Restructuring Agreement;

“Newco 1”	has the meaning given to it in the Creditor Restructuring Agreement;

“Newco 2”	has the meaning given to it in the Creditor Restructuring Agreement;

“Nirex Option Agreement”	means the agreement to be entered into in the agreed form between the Secretary of State, BEG, BEG(UK), Newco 1 and Newco 2 pursuant to which BEG and BEG(UK) will each grant an option to the Secretary of State to acquire their respective interests. In shares of, and loans to, United Kingdom Nirex Limited;

“Nuclear Liabilities Agreements”	has the meaning given to it in the Creditor Restructuring Agreement;

“Notified Filing Date”	has the meaning given to it in the Creditor Restructuring Agreement;

“Nuclear Liabilities Funding	means the nuclear liabilities funding agreement to be entered into in the agreed form between NLF,

Agreement”	BEG(UK), BEG, Newco 1, Newco 2 and the Secretary of State pursuant to which NLF and the Secretary of State will undertake to fund certain nuclear decommissioning and other liabilities;

“Option Agreement”	means the agreement to be entered into in the agreed form between the Secretary of State, BEG, BEG(UK), Newco 1 and Newco 2 pursuant to which BEG and BEG(UK) will each grant an option to the Secretary of State to acquire the Stations (as defined therein);

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Restructuring”	has the meaning given to it in the Creditor Restructuring Agreement;

“Restructuring Condition”	has the meaning given to it in the Creditor Restructuring Agreement;

“Restructuring Date”	has the meaning given to it in the Creditor Restructuring Agreement;

“Service Documents”	has the meaning given in clause 21 (Agent for Service);

“Standstill Agreement”	has the meaning given to it in the Creditor Restructuring Agreement;

“State Aid Approval”	has the meaning given to it in the Creditor Restructuring Agreement;

“Subsidiary”	means:

(A) any subsidiary within the meaning of section 736 of the Companies Act 1985; and

(B) any subsidiary undertaking (as defined in section 258 of the Companies Act 1985);

“UK GAAP”	means generally accepted accounting principles in force in the United Kingdom from time to time; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	Unless otherwise stated:

(A)	references to any “party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(B)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(C)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(E)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(F)	Subject to paragraph (G) of this Agreement and to clauses 1.4 and 2.6 of the Creditor Restructuring Agreement, a reference to a document “in the agreed form” is a reference to that document in the form initialled by the parties or their solicitors for identification at the date of this Agreement;

(G)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated, restated or supplemented at any time;

(H)	(I) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(II)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(I)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and reference to this Agreement shall include the Schedules;

(J)	references to any English legal term for any action, remedy, method of Judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any Jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(K)	a reference to a clause, sub-clause, paragraph or a Schedule is a reference to a clause, sub-clause or paragraph of, or a schedule to, this Agreement.

1.3	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

2.	OBLIGATION TO APPROVE SCHEMES AND ENTER INTO NUCLEAR LIABILITIES AGREEMENTS

2.1	Subject to the satisfaction or waiver of the Conditions in accordance with clause 3 (Conditions), (other than the Condition set out in clause 3.1(L) (issue of scheme orders)), the Secretary of State shall as:

(A)	joint holder of the special rights redeemable preference share in British Energy;

(B)	holder of the special rights redeemable preference share in BEG;

(C)	holder of the A special rights redeemable preference share in NLF; and

(D)	the duly authorised representative of the Secretary of State for Scotland as holder of the special rights redeemable preference share in BEG(UK)_

give such consents as may be necessary under those shares (including, where necessary, appearing by counsel to consent to the Creditors’ Scheme and the Members’ Scheme), for the implementation of the Restructuring and the execution, delivery and performance of the Nuclear Liabilities Agreements.

2.2	Subject to the satisfaction or waiver of the Conditions in accordance with clause 3 (Conditions), the parties to this Agreement that are to be party to any of the Nuclear Liabilities Agreements will execute the relevant Nuclear Liabilities Agreements in the agreed form, with such amendments as may be agreed between British Energy (subject to the restrictions set out in clause 1.4 of the Creditor Restructuring Agreement and to the obligations of British Energy under clause 2.6 of that agreement) and the Secretary of State and:

(A)	In the case of the amendment to the trust deed dated 27 March 1996 of the Nuclear Trust and the NDA Termination Deed the Trustees: and

(B)	In the case of the Contribution Agreement, the Nuclear Liabilities Funding Agreement, the NDA Termination Deed the NDF Articles and the Guarantee, the NLF

and will deliver the Nuclear Liabilities Agreements in escrow subject to the Escrow Condition set out in clause 2.3.

2.3	The execution and delivery of the Nuclear Liabilities Agreements in accordance with clause 2.2 shall be in escrow, the condition of the escrow (the “Escrow Condition”) being that the Restructuring Condition has been satisfied by 12 noon on 31 January 2005 or, if earlier, the date falling 120 days after the Effective Date (or such later date as the Secretary of State may agree).

2.4	Subject to clause 2.5, the Nuclear Liabilities Agreements will be dated the date of satisfaction of the Escrow Condition and (without prejudice to the undertakings set out in clause 6.1 (A)) will become effective as of that date.

2.5	If the Escrow Condition is not satisfied by the date referred to in clause 2.3, the Nuclear Liabilities Agreements will not become effective.

2.6	British Energy undertakes to the Secretary of State as follows:

(A)	In the terms of the definitions of “Restructuring Steps” and “agreed form” and clauses 2.6 and 3.6 of the Creditor Restructuring Agreement, as if:

(i)	the Secretary of State were a Party;

(ii)	references therein to an Objecting Majority were instead references to the Secretary of State;

(iii)	references therein to the Consenting Majorities included references to the Secretary of State; and

(iv)	references therein to warranties given by the Companies in that agreement were references to the warranties given by Newco 1, Newco 2, the British Energy Parties or any of them in this Agreement;

(B)	subject to clauses 3.5 and 3.6 of the Creditor Restructuring Agreement and paragraph (A), upon the execution and delivery in escrow of the Nuclear Liabilities Agreements, it will promptly deliver:

(i)	the Creditors’ Order to the Registrar of Companies in Scotland for registration;

(ii)	If the Members’ Scheme has not lapsed (as defined in the Creditor Restructuring Agreement), the Members’ Order to the Registrar of Companies in Scotland for registration; and

(iii)	If the EPL Condition has not been satisfied, the EPL Scheme Order to the Registrar of Companies in England and Wales for registration; and

(C)	to give the Secretary of State not less than five Business Days notice of the day of the sanction hearings for each of the Creditors’ Scheme and the EPL Scheme and of the day British Energy expects to file the Creditors’ Scheme Order with the Registrar of Companies in Scotland for registration; and

(D)	that it will copy to the Secretary of State all information provided by it pursuant to clause 3.7 of the Creditor Restructuring Agreement.

2.7	British Energy undertakes to procure that before the Effective Date Newco 1 and Newco 2 will each enter into a written undertaking in favour of the other parties (in the form attached as Schedule 5 (Form of Newco 1 And Newco 2 Undertaking)) agreeing to be bound by the terms of this Agreement.

3.	CONDITIONS

3.1	The obligations of the parties to this Agreement to enter into the Nuclear Liabilities Agreements are conditional on:

(A)	the Creditor Restructuring Agreement becoming effective pursuant to clause 1.5 thereof by not later than 31 October 2003, or such later date as the Secretary of State may in writing agree;

(B)	there having been no waiver (other than a waiver approved in writing by the Secretary of State) of any Initial Condition (as defined in the Creditor Restructuring Agreement) of the Creditor Restructuring Agreement (other than pursuant to clause 3.3 thereof) or of any Restructuring Condition and the Creditor Restructuring Agreement having been neither amended in a manner that the Secretary of State considers to be material nor terminated;

(C)	the Secretary of State not having determined and notified British Energy before the Notified Filing Date in writing that, in her opinion, the Group (including for this purpose Newco 1 and Newco 2) will not be viable in all reasonably foreseeable conditions without access to additional financing (other than financing which the Secretary of State is satisfied has been committed and will continue to be available when required);

(D)	without prejudice to the generality of paragraph (C), the Secretary of State having received a copy of letters from the auditors and financial advisers of Newco 1 addressed to Newco 1 giving the confirmations referred to in Rule 2.18 of the Listing Rules of the UK Listing Authority without qualification (whether or not Newco 1 is to be listed on the Official List of the UK Listing Authority), provided that the delivery of copy letters pursuant to this paragraph (D) shall not impose duties upon, or increase the liabilities of, those advisers beyond what would otherwise be the case;

(E)	there being no Event of Default (as defined in the Credit Facility Agreement) that is continuing;

(F)	the representations and warranties of the British Energy Parties, Newco 1 and Newco 2 set out in clause 5.1 (Representations and Warranties) being true and accurate and not misleading when given and no circumstances having arisen as a result of which any of those representations and warranties would be untrue, inaccurate or misleading if repeated as at the date when the Nuclear Liabilities Agreements would be entered into;

(G)	there having been no breach of any undertaking given in this Agreement by any British Energy Party, Newco 1 or Newco 2 which, in the reasonable opinion of the Secretary of State, is, or is likely to be, material in the context of the Restructuring;

(H)	it being the case that as at the date when the other conditions set out in this clause 3.1 have been satisfied:

(i)	none of the representations and warranties to be given by British Energy Parties, Newco 1 or Newco 2 in the Nuclear Liabilities Agreements (with the exception of the Acquisition Warranties (as defined in the Option Agreement)) would be untrue; and

(ii)	none of the undertakings to be given by British Energy Parties, Newco 1 or Newco 2 in the Nuclear Liabilities Agreements would be materially breached, were those agreements to be entered into;

(I)	the initial Conditions set out in clause 3 of the Creditor Restructuring Agreement (other than any Initial Condition that refers to the satisfaction or waiver of the conditions in this clause 3.1) having been satisfied on or before 31 January 2005, or such later date as the Secretary of State may in writing agree;

(J)	the Secretary of State, acting reasonably, being satisfied that:

(i)	valid fixed and floating security has been granted by each of the British Energy Parties and Newco 1 and Newco 2 in favour of NLF to secure the Decommissioning Default Payment (as defined in the Contribution Agreement), such security to be in form and substance reasonably comparable to the security granted in favour of the Secretary of State under or in connection with the Credit Facility Agreement (with such amendments as NLF may reasonably require) and shall not include as assets the subject of the security the benefits and rights of the Group under the Historic Liabilities Funding Agreement and the Nuclear Liabilities Funding Agreement (the “Security”); and

(ii)	each of the British Energy Parties and Newco 1 and Newco 2 have entered into such other security documentation as NLF may have reasonably required for the purpose of creating the Security over any or all of the assets and undertaking of each of those persons, on such terms as NLF may have reasonably required for the purpose of securing the Decommissioning Default Payment;

(iii)	all consents and approvals for the creation of the Security have been obtained;

(iv)	the Security will, after it becomes effective, rank ahead of any other mortgage, pledge, lien, charge, assignment, hypothecation, or security interest or any other agreement or arrangement having the effect of conferring security granted by, or which has been created in respect of the assets of, any of the British Energy Parties, Newco 1 or Newco 2 (except for the exceptions to the negative pledge set out in paragraph 14.8 of the New Bond Term Sheet set out as Schedule 9 to the Creditor Restructuring Agreement); and

(vi)	the Security will become effective upon satisfaction of the Escrow Condition.

(K)	the board of directors and shareholders of Newco 1 having passed resolutions satisfactory to the Secretary of State; acting reasonably, creating the authorised share capital and authorising, pursuant to sections 80 and 95 of the Companies Act 1985, the allotment of shares without pre-emption, rights as required to implement any exercise of the NLF Conversion Rights (as defined in the Contribution Agreement);

(L)	the Creditors’ Order having been issued and (to the extent required by the terms of the Creditor Restructuring Agreement) the Members’ Order and the EPL Scheme Order having been Issued;

(M)	It not becoming unlawful at any time for any party to this Agreement to perform its material obligations hereunder; and

(N)	British Energy having confirmed not more than 5 Business Days prior to the Notified Date (as defined in the Creditor Restructuring Agreement) by way of certificate addressed to the Secretary of State signed by a director of British Energy that:

(i)	the Information set out in Note 22 to the audited consolidated balance sheet of the Group as at 31 March 2003:

(a)	was prepared by British Energy in good faith; and

(b)	was believed by the Board, after enquiry of appropriate officers and employees of members of the Group, to present fairly, in accordance with the methodology and assumptions set out therein, the provision for nuclear liabilities of the Group required by the Companies Act 1985 and UK GAAP as at such date;

(ii)	since 31 March 2003, nothing has come to the attention of the Board, after enquiry of appropriate employees of members of the Group, that would require a material increase in the provision referred to in sub-paragraph (i)(b) above if it were prepared again as at the date of the Certificate (or the last reasonably practicable date prior to that date) but on the basis of the same methodology and assumptions and utilising the same core discount rates; and

(iii)	British Energy has disclosed to the Secretary of State all material information available to its Board that it considers that the Secretary of State reasonably requires in order to assess the financial position of the Group and its viability upon completion of the Restructuring, and to the best of the knowledge and belief of the Board, after enquiry of appropriate officers and employees of members of the Group, none of the information disclosed was untrue or materially inaccurate or misleading, except as corrected by further disclosures made in a timely fashion to the Secretary of State, provided that the liability of British Energy and of the director of British Energy giving such certificate shall be limited to liability for fraud or wilful default.

3.2	The British Energy Parties and (from their respective Adherence Dates) Newco 1 and Newco 2 shall use all reasonable endeavours to ensure that the Conditions are satisfied.

3.3	The Secretary of State may waive any of the Conditions (other than those set out in paragraphs (A), (C), (I), (L) or (M)) by notice in writing to British Energy.

3.4	The Secretary of State shall consult British Energy before making a determination as referred to in paragraph (C) of clause 3.1. but shall have absolute discretion as to such determination. Such consultation shall commence before the State Aid Approval is received and shall continue until the earlier of (i) the Secretary of State making her determination, and (ii) the Notified Filing Date.

3.5	If any of the Conditions is not fulfilled or waived by the Secretary of State on or before the date specified therein or, if no such date is specified, on or before 12 noon on 31 January 2005 or, if earlier, the date falling 120 days after the Effective Date (or such later date as the Secretary of State may agree) this Agreement shall terminate.

3.6	If at any time prior to the Notified Filing Date there is a Material Adverse Change the Secretary of State may give written notice to British Energy to terminate this Agreement.

3.7	Upon termination of this Agreement, all the rights arid obligations of the parties under this Agreement, (including the obligations of British Energy, BEG, BEG(UK), Newco 1 and Newco 2 under clause 6.1 (A) to comply with certain provisions of the Nuclear Liabilities Agreements) shall forthwith cease. Termination shall be without prejudice to the rights and liabilities of the parties that have accrued prior to such termination.

4.	AMENDMENT OF CREDIT FACILITY AGREEMENT

4.1	The parties to the Credit Facility Agreement agree that that agreement is amended as set out in Schedule 3 (Amendment of Credit Facility Agreement).

4.2	Save as set out in Schedule 3 (Amendment of Credit Facility Agreement), the Credit Facility Agreement and the other Finance Documents (as defined therein) shall remain in full force and effect. The entry by the Secretary of State, into this Agreement and the amendment of the Credit Facility Agreement effected hereby shall be entirely without prejudice to any right or remedy accruing to the Secretary of State under the Credit Facility Agreement or any other Finance Document (as defined therein), whether by virtue of circumstances already known to the Secretary of State or otherwise.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The British Energy Parties represent and warrant to NLF, the Trustees and the Secretary of State that as at the date of this Agreement:

(A)	each British Energy Party is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation, as set out at beginning of this Agreement or in Schedule 1 (Other British Energy Parties);

(B)	each British Energy Party has the requisite capacity, power and authority to enter into and perform this Agreement;

(C)	this Agreement constitutes valid and binding obligations of each British Energy Party;

(D)	the execution and delivery by each British Energy Party of this Agreement, will not:

(i)	result in a breach of, or constitute default under, any instrument by which it is bound;

(ii)	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body by which it is bound; or

(iii)	require the consent of any person;

other than (in the case of sub-paragraphs (i) and (ii)) a breach or default that will not result in a Material Adverse Change or (In the case of sub-paragraph (iii)) a consent the failure to obtain which will not result in a Material Adverse Change; and

(E)	except where such event occurs for the purpose of implementing the restructuring of the Group in accordance with or as contemplated by the Creditor Restructuring Agreement:

(i)	no resolution has been passed by any British Energy Party for its winding-up (other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by the Secretary of State) and no court of competent jurisdiction has made an order for the winding-up or dissolution of any British Energy Party;

(ii)	no administrative receiver, receiver and manager or receiver has been appointed over all or a material part of the assets of any British Energy Party;

(iii)	no provisional liquidator or administrator has been appointed in relation to any British Energy Party;

(iv)	no British Energy Party has convened a meeting for a creditors’ voluntary liquidation, or for a creditors’ meeting following a members’ voluntary liquidation or for the consideration by creditors of a voluntary arrangement or scheme of arrangement (other than in the context of a solvent amalgamation or reconstruction, in either case on terms previously approved in writing by the Secretary of State);

(v)	no distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of any British Energy Party; and

(vi)	no British Energy Party has been subject to any proceeding or in a position analogous to that In sub-paragraphs (i), (ii), (iii), (iv) or (v) in its jurisdiction of incorporation.

5.2	Each of Newco 1 and Newco 2 warrants to NLF, the Trustees and the Secretary of State in the terms set out in clause 5.1 save that references to the date of this Agreement shall be deemed to be references to their respective Adherence Dates and references to the British Energy Parties shall be deemed to be to both Newco 1 and Newco 2.

5.3	The British Energy Parties and (from their respective Adherence Dates) Newco 1 and Newco 2 undertake to disclose in writing to NLF, the Trustees and the Secretary of State anything which is or may constitute a breach of or be inconsistent with any of the representations and warranties set out in clause 5.1, or would constitute such a breach if the representations and warranties were repeated immediately prior to the entering into of the Nuclear Liabilities Agreements, immediately it comes to the notice of any of them.

6.	UNDERTAKINGS

6.1	Without prejudice to any undertakings given under the Credit Facility Agreement, British Energy, BEG, BEG(UK) and (from their respective Adherence Dates) Newco 1 and Newco 2 undertake to the Secretary of State as follows:

(A)	until the Nuclear Liabilities Agreements are entered into they will, subject to the modifications set out in Schedule 4 (Immediately Effective Provisions of Nuclear Liabilities Agreements), comply with the provisions of the Nuclear Liabilities Agreements set out in Schedule 4 (Immediately Effective Provisions of Nuclear Liabilities Agreements) as if such Nuclear Liabilities Agreements were in force;

(B)	subject to the restrictions set out in clause 1.4 of the Creditor Restructuring Agreement and to the obligations of British Energy under clause 2.6 of that agreement, until the Nuclear Liabilities Agreements are entered into they will continue to negotiate in good faith to develop to a greater level of definition those provisions of the Nuclear Liabilities. Agreements that the Secretary of State reasonably considers are not sufficiently developed to ensure that they are enforceable and do not give rise to significant risk of dispute. Such provisions include the provisions of the Option Agreement relating to M&O Contracts, Partial Closure M&O Contracts, Ancillary Services Contracts and Defuelling Contracts (each as defined in the Option Agreement) and the security documentation referred to in clause 3.1(J): and

(C)	In the terms set out in paragraph 4 of Schedule 4 to the Creditor Restructuring Agreement, as if references therein to the Ad Hoc Committee or any of its advisers or to a Consenting Majority included references to the Secretary of State.

6.2	British Energy, BEG, BEG(UK) and (from their respective Adherence Dates) Newco 1 and Newco 2 undertake to the Secretary of State that they will disclose in writing to the Secretary of State any breach of the undertakings contained in clause 6.1 immediately after it comes to the notice of any of them.

7.	BONDHOLDER RESTRUCTURING AGREEMENT, STANDSTILL AGREEMENT AND NEW STANDSTILL AGREEMENT

7.1	The Secretary of State confirms her agreement, for the purposes of clause 4.1 (xi) of the Bondholder Restructuring Agreement, to the extension of the date for the occurrence of the Restructuring Initiation Event (as defined in that agreement) to 31 January 2005.

7.2	The Secretary of State confirms her agreement to the variation and possible substitution of the Standstill Agreement pursuant to, and as set out in, clause 5 of the Creditor Restructuring Agreement.

7.3	With effect from the coming into effect of the New Standstill Agreement, references in the Credit Facility Agreement to the Standstill Agreement shall be deemed to be references to the New Standstill Agreement.

7.4	The Secretary of State agrees that the termination of the Standstill Agreement upon the coming into effect of the New Standstill Agreement shall not cause prepayment to be required pursuant to clause 6.2(B)(_)(g) of the Credit Facility Agreement.

8.	STATE AID APPROVAL

8.1	If by 15 September 2004 the State Aid Approval has been neither obtained nor refused then the Secretary of State shall within five Business Days thereafter, to the extent able to do so (subject to obligations of confidentiality to third parties), provide to British Energy a written update on the status of the State Aid Approval process, including, if known, the general nature of any likely material conditions.

8.2	The Secretary of State acknowledges that British Energy shall be entitled to pass on the contents of the update referred to in clause 8.1 (subject to such obligations of confidentiality as the Secretary of State may reasonably require) to the Significant Creditors, RBS, BNFL, the Consenting EPL Banks and the Ad Hoc Committee’s Advisers (each as defined in the Creditor Restructuring Agreement).

9.	LIABILITY

9.1	Liabilities assumed by the British Energy Parties together under this Agreement are assumed jointly and severally. If any liability of one or some but not all of the British Energy Parties, is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other British Energy Parties under this Agreement.

9.2	The Secretary of State may release or compromise the liability of one of the British Energy Parties or grant time or other indulgence to the same without releasing or reducing the liability of any other party.

10.	REMEDIES AND WAIVERS

10.1	No delay or omission by any party or any other document referred to in it to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it.

10.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

11.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

12.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

13.	FURTHER ASSURANCE

Each party shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the Secretary of State or, as the case may be, NLF, which the Secretary of State or, as the case may be, NLF may reasonably consider necessary for giving full effect to this Agreement and securing the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

14.	ENTIRE AGREEMENT

14.1	This Agreement constitutes the whole and only agreement between the parties relating to the subject matter of this Agreement.

14.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement which is not set out in this Agreement.

14.3	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

14.4	For the purposes of this clause, “pre-contractual statement” means any draft agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

14.5	This Agreement may only be varied in writing signed by each of the parties.

15.	ASSIGNMENT

No party may at any time:

(A)	assign all or any part of the benefit of, or its rights or benefits under, this Agreement;

(B)	make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement; or

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

16.	NOTICES

16.1	A notice under this Agreement shall only be effective if it is in writing. Telexes and e-mails are not permitted but faxes are permitted.

16.2	Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party	Address	Facsimile no.	Attention

Any British Energy Party, Newco 1 and Newco 2	c/o Company Secretary British Energy Plc 3 Redwood Crescent, Peel Park, East Kllbride, Scotland G74 5PR	01355 594 022	Company Secretary

NLF	Its registered office from time to time	020 7405 6736	Company Secretary

The Trustees	c/o Company Secretary NLF at its registered office from time to time	020 7405 6736	Company Secretary

The Secretary of State	The Department of Trade One Victoria Street London SW18 0HT	020 7215 0138	Head of BE Team, Energy Group

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the date falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

16.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post from the UK to a UK address, two clear Business Days after the date of posting;

(C)	if sent by first class post to an address abroad, five clear Business Days after the date of posting; and

(D)	if sent by facsimile, when clearly received in full.

16.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

16.5	The provisions of this clause shall not apply in relation to the service of Service Documents.

17.	COSTS AND EXPENSES

Except as otherwise stated in this Agreement or any other agreement between any of the parties to this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

18.	COUNTERPARTS

18.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

18.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

19.	CHOICE OF GOVERNING LAW

This Agreement is to be governed by and construed in accordance with English law.

20.	JURISDICTION

20.1	The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings may be brought in the English courts.

20.2	Any Proceedings may also be brought in the courts of Scotland.

20.3	Any party may bring Proceedings in any court which has jurisdiction other than by virtue of clause 21 (Agent for Service).

20.4	This clause shall not limit the right of any party to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time.

20.5	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any like ground, to the taking of Proceedings by another party in any court in accordance with this clause. Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this clause shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

20.6	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this clause.

21.	AGENT FOR SERVICE

21.1	Each of British Energy, BEG(UK), British Energy Power and Energy Trading Limited, British Energy Investment Limited, British Energy International Holdings Limited, British Energy US Holdings Inc., Newco 1 (if not incorporated in England and Wales) and Newco 2 (if not incorporated in England and Wales) irrevocably appoint BEG and NLF irrevocably appoints PKF of 78 Hatton Garden, London EC1N 8JA (Attn: David Venus), in each case to be its agent for the receipt of Service Documents and each of them agrees that any Service Documents may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998 (as amended).

21.2	If an agent at any time ceases for any reason to act as such, the person(s) who appointed him shall appoint a replacement agent having an address for service in England and Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the Secretary of State shall be entitled by notice to appoint a replacement agent to act on behalf of the person(s) who appointed the agent. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

21.3	A copy of any Service Document served on an agent shall be sent by post to the person(s) who appointed the agent. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

21.4	“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

IN WITNESS of which this Agreement has been signed on the date which first appears on page 1 above.

Schedule 1

(Other British Energy Parties)

British Energy Power and Energy Trading Limited	(Registered No. SC 200887)

British Energy Investment Limited	(Registered No. SC 173730)

District Energy Limited	(Registered No. 2362017)

British Energy International Holdings Limited	(Registered No. SC 138614)

British Energy US Holdings Inc.

British Energy L.P.

Peel Park Funding Limited	(Registered No. SF000854)

Schedule 2

(The Trustees)

Sir John Raymond Johnstone

Dr. Janet Patricia Bruce, the Rt. Hon. The Lady Balfour of Burleigh

John Maxwell Kennedy

James Porteous

Gordon Mackay Bagot

Schedule 3

(Amendment of Credit Facility Agreement)

1.	The following new defined terms are inserted in alphabetical order in clause 1.1:

“Creditor Restructuring Agreement”	means the restructuring agreement dated 30 September 2003 between the Company, certain members of its Group, the Creditors as defined therein, Royal Bank of Scotland PLC. BNFL and the Consenting Bondholders as defined therein;

“Government Restructuring Agreement”	means the restructuring agreement dated 30 September 2003 between the Company, BEG UK, BEG, the other British Energy Parties (as defined therein), Nuclear Generation Decommissioning Fund Limited and the Secretary of State;

2.	The definition of “Restructuring Agreement” in clause 1.1 is replaced with the following:

“Restructuring Agreement”	means the Standstill Agreement, the Bondholders Restructuring Agreement and each Supplemental Trust Deed, the Creditor Restructuring Agreement and the Government Restructuring Agreement.

3.	Clause 6.2(B)(i)(d) is deleted and replaced with the following:

(d)	[intentionally deleted];

4.	Clause 6.2(B)(i)(e) is replaced with the following:

“(e)	any of the following occurs:

(1)	the Creditor Restructuring Agreement does not become effective pursuant to clause 1.5 thereof on or before 31 October 2003, or such later date as the Secretary of State may in writing agree;

(2)	the Initial Conditions set out in clause 3 of the Creditor Restructuring Agreement are not satisfied on or before 31 January 2005, or such later date as the Secretary of State may in writing agree;

(3)	the Restructuring Date, (as defined in the Creditor Restructuring Agreement) does not occur on or before 12 noon on 31 January 2005 or, if earlier, the date falling 120 days after the Effective Date (or such later date as the Secretary of State may agree).

(4)	the Secretary of State gives notice to British Energy under clause 3.1 (C) of the Government Restructuring Agreement;”

Schedule 4

(Immediately Effective Provisions of Nuclear Liabilities Agreements)

1.	Nuclear Liabilities Funding Agreement

1.1	Clause 1 (Interpretation).

1.2	Clause 7 (Minimum Performance Standard).

1.3	Clause 8 (Operational Changes), except clauses 8.6(B) 8.7, 8.8(B)(ii).

1.4	Clause 10 (Strategy Approval Process) except clause 10.4.

1.5	Clause 11 (Annual Liabilities Report), except clauses 11.8, 11.9 and 11.10.

1.6	Clause 14 (Escalation).

1.7	Clause 19 (Capacity of the NDA).

1.8	Clauses 26 (Liability) to clause 45 (Variation) (inclusive).

1.9	Schedule 7 (Annual Liabilities Report).

2.	Historic Liabilities Funding Agreement

2.1	Clause 1 (Interpretation).

2.2	Clause 4 (Minimum Performance Standard and Minimum Contracting Standard).

2.3	Clause 5 (Exercise of Rights by Licensee), except clause 5.4 and clause 5.5(B)(ii).

2.4	Clause 7 (Escalation).

2.5	Clause 9 (Amendments to the BNFL Historic Contracts), provided that the Secretary of State acknowledges that she has consented to the amendments to the BNFL Historic Contracts (as defined in the Historic Liabilities Funding Agreement) which are set out in Schedule 20 of the Creditor Restructuring Agreement and shall not be entitled to exercise any rights under that clause 9 in relation to such amendments.

2.6	Clause 14 (Liability) to clause 33 (Variation) (inclusive).

3.	Contribution Agreement

3.1	Clause 1 (Interpretation).

3.2	Clause 8 (Cash Reserves).

3.3	Clause 14 (Acknowledgements).

3.4	Clause 18 (Dispute Resolution) to clause 33 (Agent for Service).

4.	Option Agreement

4.1	Clause 1 (Interpretation).

4.2	Clauses 9.4 to 9.8 (Access and Information) (inclusive).

4.3	Clause 27 (Compliance with Applicable Law).

4.4	Clause 30 (Dispute Resolution) to clause 32 (No Partnership).

4.5	Clause 34 (Remedies and Waivers) to clause 45 (Agent for Service).

Schedule 5

(Form of Newco 1 And Newco 2 Undertaking)

THIS DEED OF ADHERENCE is made the [    ] day of [  ] 200[  ] by [Newco 1][Newco 2] (the “Covenantor”) and is supplemental to the Government Restructuring Agreement dated 30 September 2003 and made between all the parties named in the appendix attached hereto (the “Government Restructuring Agreement”).

IT IS AGREED as follows:

Words and expressions defined in the Government Restructuring Agreement shall have the same meaning in this Deed.

The Covenantor confirms that it has been supplied with a copy of the Government Restructuring Agreement and hereby covenants with the parties thereto to perform and be bound by the Government Restructuring Agreement (according to its terms) to the intent and effect that the Covenantor shall be deemed with effect from the date of this Deed to be a party to the Government Restructuring Agreement.

This Deed of Adherence shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS whereof we have executed and delivered this Deed of Adherence as a deed on the date appearing at the head of the document.

EXECUTED AS A DEED

By [Newco 1][Newco 2]	)
acting by	)
)
director
director/secretary

APPENDIX

British Energy Plc

3 Redwood Crescent

Peel Park

East Kllbride

Scotland G74 5PR

Telephone:	01355 59 4020
Facsimile:	01355 59 4022
Attention:	Robert Armour, Company Secretary

British Energy Generation Limited

c/o British Energy plc

(as above).

British Energy Generation (UK) Limited

c/o British Energy plc

(as above)

British Energy Power and Energy Trading Limited

c/o British Energy plc

(as above)

British Energy Investment Limited

c/o British Energy plc

(as above)

District Energy Limited

c/o British Energy plc

(as above)

British Energy International Holdings Limited

c/o British Energy plc

(as above)

British Energy US Holdings Inc.

c/o British Energy plc

(as above)

British Energy LP

c/o British Energy plc

(as above)

Peel Park Funding Limited

c/o British Energy plc

(as above)

Nuclear Generation Decommissioning Fund Limited (to be renamed Nuclear Liabilities Fund Limited)

16 Rothesay Place

Edinburgh

EH3 7SQ

Sir John Raymond Johnstone

c/o Nuclear Generation Decommissioning Fund Limited

(address as above)

Dr Janet Patricia Bruce, the Rt. Hon. The Lady Balfour of Burleigh

c/o Nuclear Generation Decommissioning Fund Limited

(address as above)

John Maxwell Kennedy

c/o Nuclear Generation Decommissioning Fund Limited

(address as above)

James Porteous

c/o Nuclear Generation Decommissioning Fund Limited

(address as above)

Gordon Mackay Bagot

c/o Nuclear Generation Decommissioning Fund Limited

(address as above)

The Secretary of State for Trade and Industry

One Victoria Street

London SW1V0HT

SIGNATURES

SIGNED for and on behalf of BRITISH ENERGY PLC acting by:	) )

SIGNED for and on behalf of BRITISH	)
ENERGY GENERATION (UK))
LIMITED acting by:	)

SIGNED for and on behalf of BRITISH	)
ENERGY GENERATION LIMITED	)
acting by:	)

SIGNED for and on behalf of BRITISH	)
ENERGY POWER AND ENERGY	)
TRADING LIMITED acting by:	)

SIGNED for and on behalf of BRITISH	)
ENERGY INVESTMENT LIMITED	)
acting by:	)

SIGNED for and on behalf of	)
DISTRICT ENERGY LIMITED acting	)
by:	)

SIGNED for and on behalf of BRITISH	)
ENERGY INTERNATIONAL	)
HOLDINGS LIMITED acting by:	)

SIGNED for and on behalf of BRITISH	)
ENERGY (US) HOLDINGS INC.	)
acting by:	)

SIGNED for and on behalf of BRITISH ENERGY L.P. acting by:	) )

SIGNED for and on behalf of PEEL PARK FUNDING LIMITED acting by:	) )

SIGNED for and on behalf of	)
NUCLEAR GENERATION	)
DECOMMISSIONING FUND LIMITED	)
acting by:	)

SIGNED by SIR JOHN RAYMOND JOHNSTONE:	) )

SIGNED by THE LADY BALFOUR OF BURLEIGH:	) )

SIGNED by JOHN MAXWELL KENNEDY:	) )

SIGNED by JAMES PORTEOUS:	)

SIGNED by GORDON MACKAY BAGOT:	) )

SIGNED by a senior official of the	)
Department of Trade and Industry duly	)
authorised to sign on behalf of THE	)
SECRETARY OF STATE:	)